CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights", "Additional Information About the Fund" and "Financial Statements" in the Prospectus and Statement of Additional Information in the Post-Effective Amendment No. 54 to the Registration Statement (No. 2-34277) being filed under the Securities Act of 1933, (No. 34 under the Investment Company Act of 1940) on Form N-1A by Stralem Fund and to the incorporation by reference therein of our report dated December 1, 2006 with respect to the financial statements and condensed financial information of the Stralem Fund consisting of the Stralem Balanced Fund and the Stralem Equity Fund included in its Annual Report (Form N-CSR) for the period ended October 31, 2006, filed with the Securities and Exchange Commission.

/s/ Eisner LLP

Eisner LLP
New York, New York
February 20, 2007